Exhibit 99.1

Contact: Brett Perryman ir@bsig.com (617) 369-7300

BrightSphere Reports Financial and Operating Results for the First Quarter Ended March 31, 2018

•	U.S. GAAP EPS of $0.52 per share, up 173.7% from Q1 2017; U.S. GAAP earnings of $57.3 million, up 167.8%

•	Economic net income EPS of $0.50 per share, an increase of 47.1% from Q1 2017 and economic net income of $54.9 million, an increase of 41.1% from Q1 2017

•	Net client cash flows (“NCCF”) for the quarter of $1.9 billion yielding an annualized revenue impact of $19.0 million

•	AUM of $240.1 billion at March 31, 2018, a decrease of (1.2)% from December 31, 2017 and a decrease of (3.8)% from March 31, 2017

•	Increase in quarterly dividend to $0.10 per share, up 11.1%

London - May 3, 2018 - BrightSphere Investment Group plc (NYSE: BSIG) reports its results for the first quarter ended March 31, 2018.
“The first quarter of 2018 was marked by strong financial and operating results, as well as the successful transition of our management team and our new brand name, BrightSphere Investment Group,” said Steve Belgrad, BrightSphere’s President and Chief Executive Officer. “Notwithstanding volatility in the equity markets, our Affiliates continue to generate strong long-term investment performance, with assets representing 62%, 72%, and 79% of revenue outperforming their benchmarks on a one-, three- and five-year basis, respectively. Our net client cash flows of $1.9 billion, which generated $19.0 million of annualized revenue impact, reflect inflows across a range of alternative and equity-oriented strategies, including Landmark Real Estate Fund VIII (“LREF VIII”), which closed on March 30 at $3.3 billion, and is the largest real estate secondaries fund raised globally to date. In addition to strong inflows, we also benefited from reduced levels of outflows in U.S. equities compared to prior periods. Higher average assets and higher fee rates, which include net catch-up management fees on alternative fund products, combined with lower costs at the Center, enabled us to achieve an ENI margin of over 40% for the quarter and drove a 47% increase in ENI per share to $0.50 for the first quarter, compared to $0.34 for the same period of 2017.
“We are making strong progress across our growth strategy and continue to position our business to participate in fast-growing segments of the asset management industry. At the Affiliate level, growth initiatives such as the multi-asset class strategy we seeded last year are advancing and generating early appeal among potential clients. In addition, our Global Distribution team continues to see strong demand for active value strategies among international investors seeking to diversify their portfolios given the outperformance of growth styles in recent years.”
Mr. Belgrad concluded, “Finally, we have been active this quarter in meeting with high quality, entrepreneurial asset management boutiques. Our differentiated partnership approach is well understood and appreciated, and we are optimistic about our prospects for a successful investment in a diversifying Affiliate. At the same time, given the valuation of our shares, we have allocated capital to our stock buy-back program and since March 23 have repurchased 1.7 million shares through April 30. We also increased our dividend per share by 11% to $0.10 per quarter.”

Table 1: Key Performance Metrics

($ in millions, unless otherwise noted)	Three Months Ended March 31,
			Increase (Decrease)
U.S. GAAP Basis	2018	2017	$	%
Revenue	$249.7	$196.2	$53.5	27.3%
Pre-tax income from cont. ops. attributable to controlling interests	86.0	27.1	58.9	217.3%
Net income attributable to controlling interests	57.3	21.4	35.9	167.8%
Diluted shares outstanding (in millions)	109.6	114.4
Diluted earnings per share, $	$0.52	$0.19	$0.33	173.7%
U.S. GAAP operating margin	10.3%	12.0%		(173) bps

Economic Net Income Basis (Non-GAAP measure used by management)
ENI revenue	$247.8	$198.8	$49.0	24.6%
Pre-tax economic net income	71.4	52.4	19.0	36.3%
Economic net income	54.9	38.9	16.0	41.1%
ENI diluted earnings per share, $	$0.50	$0.34	$0.16	47.1%
Adjusted EBITDA	79.0	59.9	19.1	31.9%
ENI operating margin	40.1%	36.4%		370 bps

Other Operational Information(1)
Assets under management at period end ($ in billions)	$240.1	$249.7	$(9.6)	(3.8)%
Net client cash flows ($ in billions)	1.9	(2.5)	4.4	n/m
Annualized revenue impact of net flows ($ in millions)	19.0	0.8	18.2	n/m
(1) As previously disclosed, on January 5, 2018, BrightSphere closed the sale of its stake in Heitman LLC to Heitman’s management. Excluding Heitman, AUM, NCCF, and annualized revenue impact of net flows were $218.3 billion, $(2.6) billion, and $0.6 million, respectively, for the three months ended March 31, 2017.

Please see “Definitions and Additional Notes.” Please see Table 7 for a reconciliation of U.S. GAAP net income attributable to controlling interests to economic net income.

Assets Under Management and Flows

At March 31, 2018, BrightSphere’s total assets under management (“AUM”), were $240.1 billion, down $(2.9) billion, or (1.2)%, compared to $243.0 billion at December 31, 2017, and down $(9.6) billion, or (3.8)%, compared to $249.7 billion at March 31, 2017. The decrease in AUM during the three months ended March 31, 2018 primarily reflects net market depreciation of $(3.3) billion and other adjustments of $(1.5) billion, offset by net inflows of $1.9 billion. The other adjustments are primarily driven by billable assets switching from committed AUM to net asset value.

For the three months ended March 31, 2018, BrightSphere’s net client cash flows were $1.9 billion compared to $(2.5) billion for the three months ended March 31, 2017. As previously disclosed, flow information in this release includes flows from Heitman for the first half of 2017, but excludes it thereafter. The net flows in the three months ended March 31, 2018 were impacted by strong sales in alternatives. For the three months ended March 31, 2018, the annualized revenue impact of the net client cash flows was $19.0 million compared to $0.8 million for the three months ended March 31, 2017 which reflects the increased net flows in higher fee alternative strategies. Gross inflows of $10.3 billion in the three months ended March 31, 2018, compared to $8.2 billion in the prior year, yielded an average of 49 bps compared to 43 bps in the year-ago period while gross outflows and hard asset disposals of $(8.4) billion, compared to $(10.7) billion in the prior year, yielded 37 bps in the three months ended March 31, 2018 compared to 32 bps in the year-ago period.

Table 2: Assets Under Management Rollforward Summary

($ in billions, unless otherwise noted)	Three Months Ended
	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Beginning AUM	$243.0	$235.9	$258.8	$249.7	$240.4
Acquisition (removal) of Affiliates(1)	—	—	(32.4)	—	—
Gross inflows	10.3	7.4	7.3	8.1	8.2
Gross outflows	(8.3)	(11.0)	(6.4)	(8.2)	(10.6)
Net flows before hard asset disposals	2.0	(3.6)	0.9	(0.1)	(2.4)
Hard asset disposals	(0.1)	(0.1)	(0.4)	(0.2)	(0.1)
Net flows	1.9	(3.7)	0.5	(0.3)	(2.5)
Market appreciation (depreciation)	(3.3)	10.8	9.0	9.4	11.8
Other(2)	(1.5)	—	—	—	—
Ending AUM	$240.1	$243.0	$235.9	$258.8	$249.7

Basis points: inflows	48.9	56.8	54.2	52.8	42.6
Basis points: outflows	37.4	31.7	40.2	35.3	31.9
Annualized revenue impact of net flows ($ in millions)	$19.0	$6.8	$12.2	$13.1	$0.8
Derived average weighted NCCF ($ in billions)	4.6	1.7	3.2	3.4	0.2
(1) The Company has removed Heitman from its AUM and cash flow metrics as of the beginning of the third quarter, 2017.
(2) “Other” in Q1’18 primarily relates to the decline in billable AUM as a legacy alternative fund transitioned from billing based on committed AUM to net asset value.
Please see “Definitions and Additional Notes”

Balance Sheet and Capital Management

Condensed Consolidated Balance Sheets as of March 31, 2018 and December 31, 2017 are provided in Table 3 below. At March 31, 2018, the Company had $392.9 million of long-term bonds ($400.0 million face value, net of discount and fees), $0.0 million outstanding on its $350 million credit facility and $0.0 million drawn on a non-recourse seed capital financing facility. Shareholders’ equity (attributable to controlling interests) amounted to $122.7 million. The Company’s ratio of third party borrowings (excluding non-recourse debt) to trailing twelve months Adjusted EBITDA was 1.3x, below the Company’s target debt to trailing twelve months Adjusted EBITDA range of 1.75-2.25x. Of the Company’s cash and cash equivalents of $177.1 million at March 31, 2018, $56.3 million was held at Affiliates and $120.8 million was available at the Center.

As of March 31, 2018, the Company has total seed and co-investment holdings of $141.5 million. In March 2018, the Company repaid the full amount outstanding under the seed capital facility. The $65 million facility remains available for drawdown.

On January 5, 2018, Heitman LLC completed the previously announced purchase of the Company’s equity interest in the firm for $110 million in cash ($100 million received upon closing). On an after tax basis, these net proceeds represent approximately $85.7 million in total.

On March 26, 2018, the Company announced that it was authorized by its board of directors to resume its share repurchase program. As of March 31, 2018, the Company had purchased 275,200 shares in the open market at a weighted average price of $15.67 per share, and as of April 30, the Company had purchased a total of 1,714,091 at a weighted average price of $15.10 per share.

Table 3: Condensed Consolidated Balance Sheets

($ in millions)	March 31, 2018		December 31, 2017
Assets
Cash and cash equivalents	$177.1		$186.3
Investment advisory fees receivable	211.5		208.3
Investments(1)	207.9		244.4
Other assets	694.6		698.8
Assets of consolidated Funds(2)	144.3		153.9
Total assets	$1,435.4		$1,491.7

Liabilities and equity
Accounts payable and accrued expenses	$127.6		$241.0
Due to OM plc	53.7		59.1
Non-recourse borrowings	—		33.5
Third party borrowings	392.9		392.8
Other liabilities	645.7		583.5
Liabilities of consolidated Funds(2)	6.3		10.5
Total liabilities	1,226.2		1,320.4

Shareholders’ equity	122.7		75.4
Non-controlling interests, including NCI of consolidated Funds(2)	86.5		95.9
Total equity	209.2		171.3
Total liabilities and equity	$1,435.4		$1,491.7

Third party borrowings / trailing twelve months Adjusted EBITDA(3)	1.3	x	1.4	x
(1) Includes investment in Heitman of $53.8 million at December 31, 2017.
(2) Consolidated Funds represent certain seed investments and investments purchased from Old Mutual plc.
(3) Excludes non-recourse borrowings.
Please see “Definitions and Additional Notes”

Investment Performance

The Company’s investment performance remained strong in the first quarter of 2018. Table 4 below presents a summary of the Company’s investment performance as of March 31, 2018, December 31, 2017 and March 31, 2017. Performance is shown on a revenue-weighted basis, an equal-weighted basis and an asset-weighted basis. Please see “Definitions and Additional Notes” for further information on the calculation of performance.

Table 4: Investment Performance

(% outperformance vs. benchmark)	Revenue-Weighted
	March 31, 2018	December 31, 2017	March 31, 2017
1-Year	62%	65%	46%
3-Year	72%	72%	59%
5-Year	79%	83%	75%

	Equal-Weighted
	March 31, 2018	December 31, 2017	March 31, 2017
1-Year	59%	59%	49%
3-Year	72%	69%	66%
5-Year	75%	82%	78%

	Asset-Weighted
	March 31, 2018	December 31, 2017	March 31, 2017
1-Year	57%	61%	37%
3-Year	69%	71%	49%
5-Year	74%	74%	63%
Investment performance is calculated gross of fees.
Please see “Definitions and Additional Notes”

As of March 31, 2018, assets representing 62%, 72% and 79% of revenue were outperforming benchmarks on a 1-, 3- and 5- year basis, respectively, compared to 65%, 72% and 83% at December 31, 2017; and 46%, 59% and 75% at March 31, 2017.

Financial Results: U.S. GAAP

Table 5 below presents the Company’s U.S. GAAP Statement of Operations. For the three months ended March 31, 2018 and 2017, diluted earnings per share was $0.52 and $0.19, respectively, an increase of 173.7%, and net income attributable to controlling interests was $57.3 million and $21.4 million, respectively, an increase of $35.9 million, or 167.8%.  The decrease in weighted-average diluted shares outstanding year-over-year was primarily attributable to the Company’s purchase of five million of its ordinary shares from OM plc in May 2017. U.S. GAAP revenue increased $53.5 million, or 27.3%, from $196.2 million for the three months ended March 31, 2017, to $249.7 million for the three months ended March 31, 2018, reflecting higher bps yield on higher levels of average assets under management (excluding equity-accounted Affiliates) including net catch-up fees related to several alternative products, and increased performance fees. Operating expenses increased $51.4 million, or 29.8%, from $172.7 million for the three months ended March 31, 2017, to $224.1 million for the three months ended March 31, 2018, primarily as a result of higher compensation and benefits (see Table 6). The increase in compensation and benefits is predominantly due to increases in variable compensation, the revaluation of Affiliate equity and profits interests and higher Affiliate key employee distributions.  As it relates to the Landmark transaction, under U.S. GAAP the fair value of both the contingent consideration and the portion of equity not acquired by the Company is recorded as compensation expense over the applicable term because service requirements exist for holders of these units. These units are also revalued each quarter, with any change recorded in that period as an adjustment to compensation expense.

The $60.0 million increase in investment income for the three months ended March 31, 2017 compared to the three months ended March 31, 2018 primarily reflects the Company’s gain recognized upon the sale of its investment in Heitman.

Table 5: U.S. GAAP Statement of Operations

($ in millions, unless otherwise noted)	Three Months Ended March 31,
			Increase (Decrease)
	2018	2017	$	%
Management fees	$245.0	$195.7	$49.3	25.2%
Performance fees	2.0	0.2	1.8	n/m
Other revenue	2.5	0.1	2.4	n/m
Consolidated Funds’ revenue	0.2	0.2	—	—%
Total revenue	249.7	196.2	53.5	27.3%
Compensation and benefits (see Table 6)	189.2	142.8	46.4	32.5%
General and administrative	29.5	25.6	3.9	15.2%
Amortization of acquired intangibles	1.6	1.6	—	—%
Depreciation and amortization	3.4	2.5	0.9	36.0%
Consolidated Funds’ expense	0.4	0.2	0.2	100.0%
Total operating expenses	224.1	172.7	51.4	29.8%
Operating income	25.6	23.5	2.1	8.9%
Investment income	66.1	6.1	60.0	n/m
Interest income	0.5	0.1	0.4	400.0%
Interest expense	(6.3)	(5.9)	(0.4)	6.8%
Net consolidated Funds’ investment gains (losses)	(2.4)	4.2	(6.6)	n/m
Income from continuing operations before taxes	83.5	28.0	55.5	198.2%
Income tax expense	28.7	5.6	23.1	412.5%
Income from continuing operations	54.8	22.4	32.4	144.6%
Gain (loss) on disposal of discontinued operations, net of tax	—	(0.1)	0.1	(100.0)%
Net income	54.8	22.3	32.5	145.7%
Net income (loss) attributable to non-controlling interests	(2.5)	0.9	(3.4)	n/m
Net income attributable to controlling interests	$57.3	$21.4	$35.9	167.8%
Earnings per share, basic, $	$0.52	$0.19	$0.33	173.7%
Earnings per share, diluted, $	0.52	0.19	0.33	173.7%
Basic shares outstanding (in millions)	109.4	113.5
Diluted shares outstanding (in millions)	109.6	114.4

U.S. GAAP operating margin	10%	12%		(173) bps
Pre-tax income from continuing operations attributable to controlling interests	$86.0	$27.1	$58.9	217.3%
Net income from continuing operations attributable to controlling interests	57.3	21.5	35.8	166.5%
Please see “Definitions and Additional Notes”

Table 6: Components of U.S. GAAP Compensation Expense

($ in millions)	Three Months Ended March 31,
			Increase (Decrease)
	2018	2017	$	%
Fixed compensation and benefits(1)	$49.2	$42.8	$6.4	15.0%
Sales-based compensation	4.9	4.4	0.5	11.4%
Variable compensation	63.9	51.2	12.7	24.8%
Affiliate key employee distributions	23.7	14.9	8.8	59.1%
Non-cash key employee-owned equity revaluations	29.9	11.9	18.0	151.3%
Acquisition-related consideration and pre-acquisition employee equity(2)	17.6	17.6	—	—%
Total U.S. GAAP compensation expense	$189.2	$142.8	$46.4	32.5%
(1) For the three months ended March 31, 2018, $46.9 million of fixed compensation and benefits is included within economic net income, which excludes Fund expenses initially paid by the Company’s Affiliates on the Fund’s behalf and subsequently reimbursed.

(2) Reflects amortization of contingent consideration and equity owned by employees, both with a service requirement, associated with the Landmark acquisition; revaluation of the Landmark interests is included in “Non-cash key employee-owned equity revaluations” above.

Please see “Definitions and Additional Notes”

Financial Results: Non-GAAP Economic Net Income

Table 7 reconciles U.S. GAAP to economic net income for the three months ended March 31, 2018 and March 31, 2017. For the three months ended March 31, 2018 and 2017, diluted economic net income per share was $0.50 and $0.34, respectively, up $0.16, or 47.1%, on economic net income of $54.9 million and $38.9 million, respectively, an increase of $16.0 million, or 41.1%.

For the three months ended March 31, 2018 and 2017, ENI revenue (see Table 8) increased $49.0 million or 24.6%, from $198.8 million to $247.8 million, driven primarily by a 25.2% increase in management fees from $195.7 million to $245.0 million. This growth was related to increases in both average assets under management excluding equity-accounted Affiliates and our weighted-average fee rate on average AUM, which also benefited from net catch-up fees related to several alternative products in the three months ended March 31, 2018. Average AUM excluding equity-accounted Affiliates (see Table 12) increased 14.1% from the first quarter of 2017 to $242.4 billion, and the bps yield on these assets rose from 37.4 bps to 41.0 bps. This increase in yield is mainly driven by the increased level of high-fee consolidated alternative assets, which reflect payment of management fees back to the initial closing date for certain products with multiple closings, less placement fees paid to third parties related to these funds. Performance fee revenue was $2.0 million for the current period, compared to $0.2 million in the year-ago period, principally reflecting performance fees earned on global/non-U.S. equity products in 2018. Other income, including equity-accounted Affiliates, decreased $(2.1) million, or (72.4)% from $2.9 million for the three months ended March 31, 2017 to $0.8 million for the three months ended March 31, 2018 due to the fact that Heitman was included in the results for the three months ended March 31, 2017 and is no longer included in the current period. Total ENI operating expenses (see Table 9) grew 12.4% to $84.6 million, from $75.3 million in the prior-year period. Total operating expenses as a percentage of management fee revenue decreased to 34.5% for the three months ended March 31, 2018 from 38.5% in the prior year period, as management fee growth of 25.2% outpaced the 12.4% increase in operating expenses, partially reflecting the Company’s higher level of net catch-up fees and Center efficiencies. Of the $9.3 million increase in operating expenses between the three months ended March 31, 2018 and 2017, $4.1 million was due to higher fixed compensation and benefits, which was primarily attributable to growth in the business and annual cost of living increases. Total variable compensation increased 24.8% period-over-period from $51.2 million to $63.9 million, however the ENI variable compensation ratio (variable compensation as a percentage of ENI earnings before variable compensation) decreased to 39.2% compared to 41.5% in the prior-year period. The sum of operating expense and variable compensation increased $22.0 million, or 17.4% period-over-period, while revenue increased 24.6% over this period, resulting in an increase in BSIG’s ENI operating margin to 40.1% from 36.4%. Affiliate key employee distributions increased 59.1% period-over-period, from $14.9 million to $23.7 million, primarily due to higher ENI operating earnings and the levered structure of distributions at certain Affiliates. The ratio of Affiliate key employee distributions over ENI operating earnings was 23.9%, compared to 20.6% in the year-ago period, primarily due to higher earnings before Affiliate key employee distributions at Affiliates with higher employee ownership and leveraged equity plans which align incentives for growth. Net interest expense was $4.2 million for the three months ended March 31, 2018, compared to net interest expense of $5.0 million in the prior-year period, as nothing was drawn on the Company’s line of credit in 2018. The difference in net interest expense between U.S. GAAP and economic net income primarily relates to the financing costs of seed capital and co-investments held for the Company's benefit (see Table 21).

For the three months ended March 31, 2018, Adjusted EBITDA was $79.0 million, up 31.9% compared to $59.9 million for the same period of 2017. See Table 22 for a reconciliation of U.S. GAAP net income attributable to controlling interests to EBITDA, Adjusted EBITDA and ENI.

Tax on economic net income for the three months ended March 31, 2018 and 2017 was $16.5 million and $13.5 million, respectively, an increase of $3.0 million, or 22.2%, primarily reflecting higher pre-tax ENI. The effective ENI income tax rate decreased from 25.8% for the three months ended March 31, 2017 to 23.1% for the three months ended March 31, 2018 primarily due to the Tax Act, offset by higher taxes in the U.K.

Table 7: Reconciliation of U.S. GAAP Net Income to Economic Net Income

($ in millions)		Three Months Ended March 31,
		2018	2017
U.S. GAAP net income attributable to controlling interests		$57.3	$21.4
Adjustments to reflect the economic earnings of the Company:
i.	Non-cash key employee-owned equity and profit interest revaluations	29.9	11.9
ii.	Amortization of acquired intangible assets, acquisition-related consideration and pre-acquisition employee equity	19.2	19.2
iii.	Capital transaction costs	—	—
iv.	Seed/Co-investment (gains) losses and financings(1)	1.8	(5.8)
v.	Tax benefit of goodwill and acquired intangibles deductions	1.5	2.2
vi.	Discontinued operations and restructuring(2)	(65.6)	0.1
vii.	ENI tax normalization	6.8	0.1
Tax effect of above adjustments, as applicable(3)		4.0	(10.2)
Economic net income		$54.9	$38.9
(1) See Table 21 for the components of seed capital and co-investment gains and losses, and financing costs.
(2) The three months ended March 31, 2018 includes the gain on sale of Heitman of $65.7 million.
(3) Reflects the sum of lines i., ii., iii., iv. and the restructuring component of line vi. multiplied by the 27.3% U.S. statutory tax rate in 2018 (including state tax) and the 40.2% U.S. statutory tax rate in 2017 (including state tax).

See Table 18 for a per-share presentation of the above reconciliation.
Please see the definition of Economic Net Income within “Definitions and Additional Notes”

The following table identifies the components of ENI revenue:

Table 8: Components of ENI Revenue

($ in millions)	Three Months Ended March 31,
			Increase (Decrease)
	2018	2017	$	%
Management fees	$245.0	$195.7	$49.3	25.2%
Performance fees	2.0	0.2	1.8	900.0%
Other income, including equity-accounted Affiliates(1)	0.8	2.9	(2.1)	(72.4)%
ENI revenue	$247.8	$198.8	$49.0	24.6%
See Table 19 for a reconciliation from U.S. GAAP revenue to ENI revenue.
(1) Heitman represents $1.7 million for the three months ended March 31, 2017.
Please see “Definitions and Additional Notes”

The following table identifies the components of ENI operating expense:

Table 9: Components of ENI Operating Expense

($ in millions)	Three Months Ended March 31,
			Increase (Decrease)
	2018	2017	$	%
Fixed compensation & benefits	$46.9	$42.8	$4.1	9.6%
General and administrative expenses	34.3	30.0	4.3	14.3%
Depreciation and amortization	3.4	2.5	0.9	36.0%
ENI operating expense	$84.6	$75.3	$9.3	12.4%
See Table 20 for a reconciliation from U.S. GAAP operating expense to ENI operating expense.
Please see “Definitions and Additional Notes”

The following table shows our key non-GAAP operating metrics for the three months ended March 31, 2018 and 2017. We present these metrics because they are the measures our management uses to evaluate the profitability of our business and are useful to investors because they represent the key drivers and measures of economic performance within our business model. Please see “Definitions and Additional Notes” for an explanation of each ratio and its usefulness in measuring the economics and operating performance of our business.

Table 10: Key ENI Operating Metrics

($ in millions)	Three Months Ended March 31,
	2018	2017	Increase (Decrease)
Numerator: ENI operating earnings(1)	$99.3	$72.3	37.3%
Denominator: ENI revenue	$247.8	$198.8	24.6%
ENI operating margin	40.1%	36.4%	370 bps

Numerator: ENI operating expense	$84.6	$75.3	12.4%
Denominator: ENI management fee revenue	$245.0	$195.7	25.2%
ENI operating expense ratio	34.5%	38.5%	(395) bps

Numerator: ENI variable compensation	$63.9	$51.2	24.8%
Denominator: ENI earnings before variable compensation(2)	$163.2	$123.5	32.1%
ENI variable compensation ratio	39.2%	41.5%	(230) bps

Numerator: Affiliate key employee distributions	$23.7	$14.9	59.1%
Denominator: ENI operating earnings(1)	$99.3	$72.3	37.3%
ENI Affiliate key employee distributions ratio	23.9%	20.6%	326 bps

Numerator: Tax on economic net income	$16.5	$13.5	22.2%
Denominator: Pre-tax economic net income	$71.4	$52.4	36.3%
Economic net income effective tax rate	23.1%	25.8%	(265) bps
(1) ENI operating earnings represents ENI earnings before Affiliate key employee distributions and is calculated as ENI revenue, less ENI operating expense, less ENI variable compensation.
(2) ENI earnings before variable compensation is calculated as ENI revenue, less ENI operating expense.
Please see “Definitions and Additional Notes”
Please refer to the Company’s Quarterly Report on Form 10-Q for comparable U.S. GAAP metrics.

Dividend Declaration

The Company’s Board of Directors approved a quarterly interim dividend of $0.10 per share payable on June 29, 2018 to shareholders of record as of the close of business on June 15, 2018.

About BrightSphere

BrightSphere is a global, multi-boutique asset management company with $240.1 billion of assets under management as of March 31, 2018. Its diverse Affiliates offer leading, alpha generating investment products to investors around the world. BrightSphere’s partnership approach, which includes equity ownership at the Affiliate level and a profit sharing relationship between BrightSphere and its Affiliates, aligns the interests of the Company and its Affiliates to work collaboratively in accelerating their growth. BrightSphere’s business model combines the investment talent, entrepreneurialism, focus and creativity of leading asset management boutiques with the resources and capabilities of a larger firm. For more information about BrightSphere, please visit the Company’s website at www.bsig.com.

 Forward Looking Statements

This press release includes forward-looking statements, as that term is used in the Private Securities Litigation Reform Act of 1995, including information relating to anticipated growth in revenues, margins or earnings, anticipated changes in the Company’s business, anticipated future performance of the Company’s business, the impact of the Landmark acquisition, anticipated future investment performance of the Company’s Affiliates, expected future net cash flows, anticipated expense levels, changes in expense, the expected effects of acquisitions and expectations regarding market conditions.  The words or phrases ‘‘will likely result,’’ ‘‘are expected to,’’ ‘‘will continue,’’ ‘‘is anticipated,’’ ‘‘can be,’’ ‘‘may be,’’ ‘‘aim to,’’ ‘‘may affect,’’ ‘‘may depend,’’ ‘‘intends,’’ ‘‘expects,’’ ‘‘believes,’’ ‘‘estimate,’’ ‘‘project,’’ and other similar expressions are intended to identify such forward-looking statements. Such statements are subject to various known and unknown risks and uncertainties and readers should be cautioned that any forward-looking information provided by or on behalf of the Company is not a guarantee of future performance.

Actual results may differ materially from those in forward-looking information as a result of various factors, some of which are beyond the Company’s control, including but not limited to those discussed above and elsewhere in this press release and in the Company’s most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 28, 2018. Due to such risks and uncertainties and other factors, the Company cautions each person receiving such forward-looking information not to place undue reliance on such statements. Further, such forward-looking statements speak only as of the date of this press release and the Company undertakes no obligations to update any forward looking statement to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Conference Call Dial-in

The Company will hold a conference call and simultaneous webcast to discuss the results at 10:00 a.m. Eastern Time on May 3, 2018. The Company has also released an earnings presentation that will be discussed during the conference call. Please go to http://ir.bsig.com to download the presentation. To listen to the call or view the webcast, participants should:

Dial-in:
Toll Free Dial-in Number:            (844) 579-6824
International Dial-in Number:        (763) 488-9145
Conference ID:                3087425
Link to Webcast:
http://event.on24.com/r.htm?e=1629878&s=1&k=8037917D3916EEC108B6EAD5E21A29A9

Dial-in Replay:
A replay of the call will be available beginning approximately one hour after its conclusion either on BrightSphere’s website, at http://ir.bsig.com or at:
Toll Free Dial-in Number:            (855) 859-2056
International Dial-in Number:        (404) 537-3406
Conference ID:                3087425

Table 11: Assets Under Management Rollforward by Asset Class

($ in billions, unless otherwise noted)	Three Months Ended
	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
U.S. equity
Beginning balance	$81.2	$80.5	$81.3	$82.1	$82.0
Gross inflows	1.5	1.5	0.9	0.8	1.7
Gross outflows	(3.1)	(4.9)	(3.3)	(3.6)	(4.6)
Net flows	(1.6)	(3.4)	(2.4)	(2.8)	(2.9)
Market appreciation (depreciation)	(3.0)	4.1	1.6	2.0	3.0
Ending balance	$76.6	$81.2	$80.5	$81.3	$82.1
Average AUM	$80.2	$80.5	$80.3	$81.1	$82.5
Average AUM of consolidated Affiliates	$78.1	$78.4	$78.4	$79.2	$80.5

Global / non-U.S. equity
Beginning balance	$126.2	$121.3	$112.9	$105.2	$96.4
Gross inflows	4.8	3.8	4.1	4.6	4.5
Gross outflows	(4.7)	(5.5)	(2.8)	(3.6)	(4.1)
Net flows	0.1	(1.7)	1.3	1.0	0.4
Market appreciation	—	6.6	7.1	6.7	8.4
Ending balance	$126.3	$126.2	$121.3	$112.9	$105.2
Average AUM(1)	$128.3	$123.7	$117.8	$109.8	$101.1

Fixed income
Beginning balance	$13.5	$13.4	$13.2	$13.2	$13.9
Gross inflows	0.9	0.3	0.3	0.2	0.6
Gross outflows	(0.2)	(0.4)	(0.2)	(0.6)	(1.5)
Net flows	0.7	(0.1)	0.1	(0.4)	(0.9)
Market appreciation (depreciation)	(0.3)	0.2	0.1	0.4	0.2
Ending balance	$13.9	$13.5	$13.4	$13.2	$13.2
Average AUM(1)	$13.6	$13.4	$13.3	$13.3	$13.5

Alternatives(3)
Beginning balance	$22.1	$20.7	$51.4	$49.2	$48.1
Acquisition (removal) of Affiliates	—	—	(32.4)	—	—
Gross inflows	3.1	1.8	2.0	2.5	1.4
Gross outflows	(0.3)	(0.2)	(0.1)	(0.4)	(0.4)
Hard asset disposals	(0.1)	(0.1)	(0.4)	(0.2)	(0.1)
Net flows	2.7	1.5	1.5	1.9	0.9
Market appreciation (depreciation)	—	(0.1)	0.2	0.3	0.2
Other(2)	(1.5)	—	—	—	—
Ending balance	$23.3	$22.1	$20.7	$51.4	$49.2
Average AUM	$22.4	$21.3	$19.6	$50.5	$48.6
Average AUM of consolidated Affiliates	$22.4	$21.3	$19.6	$18.5	$17.3

Total(3)
Beginning balance	$243.0	$235.9	$258.8	$249.7	$240.4
Acquisition (removal) of Affiliates	—	—	(32.4)	—	—
Gross inflows	10.3	7.4	7.3	8.1	8.2
Gross outflows	(8.3)	(11.0)	(6.4)	(8.2)	(10.6)
Hard asset disposals	(0.1)	(0.1)	(0.4)	(0.2)	(0.1)
Net flows	1.9	(3.7)	0.5	(0.3)	(2.5)
Market appreciation (depreciation)	(3.3)	10.8	9.0	9.4	11.8
Other(2)	(1.5)	—	—	—	—
Ending balance	$240.1	$243.0	$235.9	$258.8	$249.7
Average AUM	$244.5	$238.9	$231.0	$254.7	$245.7
Average AUM of consolidated Affiliates	$242.4	$236.8	$229.1	$220.8	$212.4

Basis points: inflows(3)	48.9	56.8	54.2	52.8	42.6
Basis points: outflows(3)	37.4	31.7	40.2	35.3	31.9
Annualized revenue impact of net flows (in millions)	$19.0	$6.8	$12.2	$13.1	$0.8
Derived average weighted NCCF	4.6	1.7	3.2	3.4	0.2

(1) Average AUM equals average AUM of consolidated Affiliates.
(2) “Other” in Q1’18 primarily relates to the decline in billable AUM as a legacy alternative fund transitioned from billing based on committed AUM to net asset value.
(3) Reflects removal of Heitman in the third quarter of 2017.
Please see “Definitions and Additional Notes”

Table 12: Management Fee Revenue and Average Fee Rates on Assets Under Management

($ in millions, except AUM data in billions)	Three Months Ended
	March 31, 2018		December 31, 2017		September 30, 2017		June 30, 2017		March 31, 2017
	Revenue	Basis Pts	Revenue	Basis Pts	Revenue	Basis Pts	Revenue	Basis Pts	Revenue	Basis Pts
U.S. equity	$47.6	25	$48.0	24	$47.2	24	$48.1	24	$49.6	25
Global/non-U.S. equity	128.6	41	126.3	41	121.5	41	114.1	42	103.7	42
Fixed income	6.8	20	7.0	21	6.9	21	6.8	21	7.1	21
Alternatives	62.0	112	52.6	98	46.1	93	37.7	82	35.3	83
Management fee revenue	$245.0	41.0	$233.9	39.2	$221.7	38.4	$206.7	37.5	$195.7	37.4
Average AUM excluding equity-accounted Affiliates	$242.4		$236.8		$229.1		$220.8		$212.4
Average AUM including equity-accounted Affiliates and weighted average fee rate(1)	$244.5	41.1	$238.9	39.3	$231.0	38.6	254.7	38.1	$245.7	37.7
(1) Excludes Heitman as of the beginning of the third quarter, 2017.
Amounts shown exclude equity-accounted Affiliates unless otherwise noted.
Please see “Definitions and Additional Notes”

Table 13: Assets Under Management by Strategy

($ in billions)	March 31, 2018	December 31, 2017	March 31, 2017
U.S. equity, small/smid cap	$7.3	$7.6	$7.9
U.S. equity, mid cap value	12.3	13.0	12.5
U.S. equity, large cap value	54.2	57.8	58.3
U.S. equity, core/blend	2.8	2.8	3.4
Total U.S. equity	76.6	81.2	82.1
Global equity	40.5	40.3	34.2
International equity	54.5	55.5	46.6
Emerging markets equity	31.3	30.4	24.4
Total global/non-U.S. equity	126.3	126.2	105.2
Fixed income	13.9	13.5	13.2
Alternatives(1)	23.3	22.1	49.2
Total assets under management	$240.1	$243.0	$249.7
(1) Reported AUM as of December 31, 2017 removes Heitman. Heitman stopped contributing to the Company's financial results as of November 30, 2017, therefore Heitman's December 31, 2017 AUM is not reflected in the table above. Heitman AUM was $31.4 billion at March 31, 2017.

Please see “Definitions and Additional Notes”

Table 14: Assets Under Management by Affiliate

($ in billions)	March 31, 2018	December 31, 2017	March 31, 2017
Acadian Asset Management	$99.5	$97.7	$82.1
Barrow, Hanley, Mewhinney & Strauss	86.7	91.7	91.2
Campbell Global	5.2	5.3	5.2
Copper Rock Capital Partners	6.1	6.4	5.5
Investment Counselors of Maryland(1)	2.0	2.1	2.0
Landmark Partners	16.2	14.8	10.4
Thompson, Siegel & Walmsley	24.4	25.0	21.9
Total assets under management excluding Heitman(2)	240.1	243.0	218.3
Heitman(1)	—	—	31.4
Total assets under management	$240.1	$243.0	$249.7
(1) Equity-accounted Affiliate. The Company has removed Heitman from its AUM and cash flow metrics as of the beginning of the third quarter, 2017.
(2) Heitman stopped contributing to the Company's financial results as of November 30, 2017, therefore Heitman's December 31, 2017 AUM is not reflected in the table above.
Please see “Definitions and Additional Notes”

Table 15: Assets Under Management by Client Type

($ in billions)	March 31, 2018		December 31, 2017		March 31, 2017
	AUM	% of total	AUM	% of total	AUM	% of total
Sub-advisory	$76.7	32.0%	$80.1	33.0%	$78.8	31.6%
Corporate / Union	43.6	18.2%	45.1	18.5%	48.3	19.3%
Public / Government	70.7	29.4%	70.2	28.9%	82.5	33.0%
Endowment / Foundation	5.0	2.1%	4.9	2.0%	4.7	1.9%
Old Mutual Group	2.5	1.0%	2.6	1.1%	3.7	1.5%
Commingled Trust/UCITS	30.5	12.7%	29.1	12.0%	21.1	8.5%
Mutual Fund	2.1	0.9%	2.0	0.8%	1.8	0.7%
Other	9.0	3.7%	9.0	3.7%	8.8	3.5%
Total assets under management	$240.1		$243.0		$249.7
Please see “Definitions and Additional Notes”

Table 16: AUM by Client Location

($ in billions)	March 31, 2018		December 31, 2017		March 31, 2017
	AUM	% of total	AUM	% of total	AUM	% of total
U.S.	$186.7	77.8%	$190.1	78.2%	$198.4	79.5%
Europe	20.0	8.3%	19.5	8.0%	17.9	7.2%
Asia	10.4	4.3%	10.4	4.3%	13.0	5.2%
Middle East	0.2	0.1%	0.2	0.1%	0.1	—%
Australia	8.7	3.6%	8.8	3.6%	8.5	3.4%
Other	14.1	5.9%	14.0	5.8%	11.8	4.7%
Total assets under management	$240.1		$243.0		$249.7
Please see “Definitions and Additional Notes”

Table 17: AUM NCCF, Annualized Revenue Impact of NCCF, Fee Rates and Derived Average Weighted NCCF

			AUM NCCF ($ billions)	Annualized Revenue Impact of NCCF ($ millions)	Weighted Average Fee Rate on Total Average AUM (bps)	Derived Average Weighted NCCF ($ billions)
2015	Q1		$(0.2)	$11.3	34.0	$3.3
	Q2		0.8	13.5	34.3	3.9
	Q3		(2.5)	0.7	34.5	0.2
	Q4		(3.2)	(6.6)	34.7	(1.9)
2016	Q1		2.4	7.3	34.7	2.1
	Q2		(2.9)	(3.4)	35.0	(1.0)
	Q3		(2.6)	(7.5)	35.7	(2.1)
	Q4		1.5	14.6	36.1	4.0
2017	Q1		(2.5)	0.8	37.7	0.2
	Q2		(0.3)	13.1	38.1	3.4
	Q3	(1)	0.5	12.2	38.6	3.2
	Q4	(1)	(3.7)	6.8	39.3	1.7
2018	Q1		1.9	19.0	41.1	4.6
(1) Reflects removal of Heitman.
Please see “Definitions and Additional Notes”

Table 18: Reconciliation of per-share U.S. GAAP Net Income to Economic Net Income

($)		Three Months Ended March 31,
		2018	2017
U.S. GAAP net income per share		$0.52	$0.19
Adjustments to reflect the economic earnings of the Company:
i.	Non-cash key employee-owned equity and profit interest revaluations	0.27	0.10
ii.	Amortization of acquired intangible assets, acquisition-related consideration and pre-acquisition employee equity	0.18	0.17
iii.	Capital transaction costs	—	—
iv.	Seed/Co-investment (gains) losses and financing	0.02	(0.05)
v.	Tax benefit of goodwill and acquired intangibles deductions	0.01	0.02
vi.	Discontinued operations and restructuring	(0.60)	—
vii.	ENI tax normalization	0.06	—
Tax effect of above adjustments, as applicable		0.04	(0.09)
Economic net income per share		$0.50	$0.34
Please see “Definitions and Additional Notes”

Table 19: Reconciliation of U.S. GAAP Revenue to ENI Revenue

($ in millions)	Three Months Ended March 31,
	2018	2017
U.S. GAAP revenue	$249.7	$196.2
Include investment return on equity-accounted Affiliates(1)	0.6	2.4
Exclude revenue from consolidated Funds	(0.2)	(0.2)
Exclude fixed compensation reimbursed by customers	(2.3)	—
Other	—	0.4
ENI revenue	$247.8	$198.8
(1) Includes $1.7 million related to Heitman for the three months ended March 31, 2017.
Please see “Definitions and Additional Notes”

Table 20: Reconciliation of U.S. GAAP Operating Expense to ENI Operating Expense

($ in millions)	Three Months Ended March 31,
	2018	2017
U.S. GAAP operating expense	$224.1	$172.7
Less: items excluded from ENI
Acquisition-related consideration and pre-acquisition employee equity(1)	(17.6)	(17.6)
Non-cash key employee-owned equity and profit interest revaluations	(29.9)	(11.9)
Amortization of acquired intangible assets	(1.6)	(1.6)
Restructuring costs	(0.1)	—
Exclude fixed compensation reimbursed by customers	(2.3)	—
Funds’ operating expense	(0.4)	(0.2)
Less: items segregated out of U.S. GAAP operating expense
Variable compensation	(63.9)	(51.2)
Affiliate key employee distributions	(23.7)	(14.9)
ENI operating expense	$84.6	$75.3
(1) Reflects amortization of contingent consideration and equity owned by employees, both with a service requirement, associated with the Landmark acquisition; revaluation of the Landmark interests is included in “Non-cash key employee-owned equity and profit interest revaluations” above.

Please see “Definitions and Additional Notes”

Table 21: Components of Seed/Co-investment Gains (Losses) and Financing

($ in millions)	Three Months Ended March 31,
	2018	2017
Seed/Co-investment gains (losses)	$(0.2)	$6.7
Financing costs:
Seed/Co-investment average balance	108.5	61.1
Blended interest rate(1)	5.8%	6.2%
Financing costs	(1.6)	(0.9)
Net seed/co-investment gains (losses) and financing	$(1.8)	$5.8
(1) The blended rate is based first on the interest rate paid on the Company’s non-recourse seed capital facility up to the average amount drawn, and thereafter on the weighted average rate of the long-term debt.

Please see “Definitions and Additional Notes”

Table 22: Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Economic Net Income

($ in millions)	Three Months Ended March 31,
	2018	2017
Net income attributable to controlling interests	$57.3	$21.4
Net interest expense	5.8	5.8
Income tax expense (including tax expenses related to discontinued operations)	28.7	5.6
Depreciation and amortization (including intangible assets)	5.0	4.2
EBITDA	$96.8	$37.0
Non-cash compensation costs associated with revaluation of Affiliate key employee-owned equity and profit-sharing interests	29.9	11.9
Amortization of acquisition-related consideration and pre-acquisition employee equity	17.6	17.6
EBITDA of discontinued operations	—	0.1
(Gain) loss on seed and co-investments	0.2	(6.7)
Restructuring(1)	(65.6)	—
Other	0.1	—
Adjusted EBITDA	$79.0	$59.9
ENI net interest expense to third parties	(4.2)	(5.0)
Depreciation and amortization	(3.4)	(2.5)
Tax on economic net income	(16.5)	(13.5)
Economic net income	$54.9	$38.9
(1) The three months ended March 31, 2018 includes the gain on sale of Heitman of $65.7 million.
Please see “Definitions and Additional Notes”

Table 23: Calculation of ENI Effective Tax Rate

($ in millions)	Three Months Ended March 31,
	2018	2017
Pre-tax economic net income(1)	$71.4	$52.4
Intercompany interest expense deductible for U.S. tax purposes	(19.3)	(19.3)
Taxable economic net income	52.1	33.1
Taxes at the U.S. federal and state statutory rates(2)	(14.2)	(13.3)
Other reconciling tax adjustments	(2.3)	(0.2)
Tax on economic net income	(16.5)	(13.5)
Add back intercompany interest expense previously excluded	19.3	19.3
Economic net income	$54.9	$38.9
Economic net income effective tax rate(3)	23.1%	25.8%
(1) Pre-tax economic net income is shown before intercompany interest and tax expenses.
(2) Taxed at U.S. Federal and State statutory rate of 27.3% in 2018 and 40.2% in 2017.
(3) The economic net income effective tax rate is calculated by dividing the tax on economic net income by pre-tax economic net income.
Please see “Definitions and Additional Notes”

Definitions and Additional Notes

References to “BrightSphere” “BSIG” or the “Company” refer to BrightSphere Investment Group plc; references to “OM plc” refer to Old Mutual plc, the Company’s former parent; references to “BSUS” or the “Center” refer to the holding company excluding the Affiliates; references to "Landmark" refer to Landmark Partners, LLC, acquired by the Company in August 2016. BrightSphere operates its business through seven boutique asset management firms (the “Affiliates”). BrightSphere’s distribution activities are conducted in various jurisdictions through affiliated companies in accordance with local regulatory requirements.

Economic net income

The Company uses a non-GAAP performance measure referred to as economic net income (“ENI”) to represent its view of the underlying economic earnings of the business. ENI is used to make resource allocation decisions, determine appropriate levels of investment or dividend payout, manage balance sheet leverage, determine Affiliate variable compensation and equity distributions, and incentivize management. The Company’s ENI adjustments to U.S. GAAP include both reclassifications of U.S. GAAP revenue and expense items, as well as adjustments to U.S. GAAP results, primarily to exclude non-cash, non-economic expenses, or to reflect cash benefits not recognized under U.S. GAAP.

The Company re-categorizes certain line items on the income statement to:

•	exclude the effect of Fund consolidation by removing the portion of Fund revenues, expenses and investment return which is not attributable to its shareholders;

•	include within management fee revenue any fees paid to Affiliates by consolidated Funds, which are viewed as investment income under U.S. GAAP;

•	include the Company’s share of earnings from equity-accounted Affiliates within other income, rather than investment income;

•	treat sales-based compensation as a general and administrative expense, rather than part of fixed compensation and benefits;

•	identify separately from operating expenses, variable compensation and Affiliate key employee distributions, which represent Affiliate earnings shared with Affiliate key employees.

•
net the separate revenues and expenses recorded under U.S. GAAP for certain Fund expenses initially paid by its Affiliates on the Fund’s behalf and subsequently reimbursed, to better reflect the actual economics of the Company’s business.

The Company also makes the following adjustments to U.S. GAAP results to more closely reflect its economic results by:

i.
excluding non-cash expenses representing changes in the value of Affiliate equity and profit interests held by Affiliate key employees. These ownership interests may in certain circumstances be repurchased by BrightSphere at a value based on a pre-determined fixed multiple of trailing earnings and as such this value is carried on the Company’s balance sheet as a liability. Non-cash movements in the value of this liability are treated as compensation expense under U.S. GAAP. However, any equity or profit interests repurchased by BrightSphere can be used to fund a portion of future variable compensation awards, resulting in savings in cash variable compensation that offset the negative cash effect of repurchasing the equity.

ii.
excluding non-cash amortization or impairment expenses related to acquired goodwill and other intangibles as these are non-cash charges that do not result in an outflow of tangible economic benefits from the business. It also excludes the amortization of acquisition-related contingent consideration, as well as the value of employee equity owned pre-acquisition, as occurred as a result of the Landmark transaction, where such items have been included in compensation expense as a result of ongoing service requirements for certain employees. Please note that the revaluations related to these acquisition-related items are included in (i) above.

iii.
excluding capital transaction costs, including the costs of raising debt or equity, gains or losses realized as a result of redeeming debt or equity and direct incremental costs associated with acquisitions of businesses or assets.

iv.
excluding seed capital and co-investment gains, losses and related financing costs. The net returns on these investments are considered and presented separately from ENI because ENI is primarily a measure of the Company’s earnings from managing client assets, which therefore differs from earnings generated by its investments in Affiliate products, which can be variable from period to period.

v.	including cash tax benefits associated with deductions allowed for acquired intangibles and goodwill that may not be recognized or have timing differences compared to U.S. GAAP.

vi.
excluding the results of discontinued operations attributable to controlling interests since they are not part of the Company’s ongoing business, and restructuring costs incurred in continuing operations which represent an exit from a distinct product or line of business.

vii.
excluding deferred tax resulting from changes in tax law and expiration of statutes, adjustments for uncertain tax positions, deferred tax attributable to intangible assets and other unusual items not related to current operating results to reflect ENI tax normalization.

The Company adjusts its income tax expense to reflect any tax impact of its ENI adjustments.  Please see Table 7 for a reconciliation of U.S. GAAP net income attributable to controlling interests to economic net income.

Adjusted EBITDA

Adjusted EBITDA is defined as economic net income before interest, income taxes, depreciation and amortization. The Company notes that its calculation of Adjusted EBITDA may not be consistent with Adjusted EBITDA as calculated by other companies. The Company believes Adjusted EBITDA is a useful liquidity metric because it indicates the Company’s ability to make further investments in its business, service debt and meet working capital requirements. Please see Table 22 for a reconciliation of U.S. GAAP net income attributable to controlling interests to EBITDA, Adjusted EBITDA and ENI.

Methodologies for calculating investment performance(1):

Revenue-weighted investment performance measures the percentage of management fee revenue generated by Affiliate strategies which are beating benchmarks. It calculates each strategy’s percentage weight by taking its estimated composite revenue over total composite revenues in each period, then sums the total percentage of revenue for strategies outperforming.

Equal-weighted investment performance measures the percentage of Affiliates’ scale strategies (defined as strategies with greater than $100 million of AUM) beating benchmarks. Each outperforming strategy over $100 million has the same weight; the calculation sums the number of strategies outperforming relative to the total number of composites over $100 million.

Asset-weighted investment performance measures the percentage of AUM in strategies beating benchmarks.  It calculates each strategy’s percentage weight by taking its composite AUM over total composite AUM in each period, then sums the total percentage of AUM for strategies outperforming.
______________________
(1) Barrow Hanley’s Windsor II Large Cap Value account AUM and return are separated from Barrow Hanley’s Large Cap Value composite in revenue-weighted, equal-weighted and asset-weighted outperformance percentage calculations.

ENI operating earnings

ENI operating earnings represents ENI earnings before Affiliate key employee distributions and is calculated as ENI revenue, less ENI operating expense, less ENI variable compensation. It differs from economic net income because it does not include the effects of Affiliate key employee distributions, net interest expense or income tax expense.

ENI operating margin

The ENI operating margin, which is calculated before Affiliate key employee distributions, is used by management and is useful to investors to evaluate the overall operating margin of the business without regard to our various ownership levels at each of the Affiliates. ENI operating margin is a non-GAAP efficiency measure, calculated based on ENI operating earnings divided by ENI revenue. The ENI operating margin is most comparable to our U.S. GAAP operating margin.

ENI management fee revenue

ENI Management fee revenue corresponds to U.S. GAAP management fee revenue.

Net catch-up fees

Net catch-up fees represent payment of fund management fees back to the initial closing date for certain products with multiple closings, less placement fees paid to third parties related to these funds.

ENI operating expense ratio

The ENI operating expense ratio is used by management and is useful to investors to evaluate the level of operating expense as measured against our recurring management fee revenue. We have provided this ratio since many operating expenses, including fixed compensation & benefits and general and administrative expense, are generally linked to the overall size of the business. We track this ratio as a key measure of scale economies at BrightSphere because in our profit sharing economic model, scale benefits both the Affiliate employees and BrightSphere shareholders.

ENI earnings before variable compensation

ENI earnings before variable compensation is calculated as ENI revenue, less ENI operating expense.

ENI variable compensation ratio

The ENI variable compensation ratio is calculated as variable compensation divided by ENI earnings before variable compensation. It is used by management and is useful to investors to evaluate consolidated variable compensation as measured against our ENI earnings before variable compensation. Variable compensation is usually awarded based on a contractual percentage of each Affiliate’s ENI earnings before variable compensation and may be paid in the form of cash or non-cash Affiliate equity or profit interests. Center variable compensation includes cash and BrightSphere equity. Non-cash variable compensation awards typically vest over several years and are recognized as compensation expense over that service period. The variable compensation ratio at each Affiliate will typically be between 25% and 35%.

ENI Affiliate key employee distribution ratio

The Affiliate key employee distribution ratio is calculated as Affiliate key employee distributions divided by ENI operating earnings. The ENI Affiliate key employee distribution ratio is used by management and is useful to investors to evaluate Affiliate key employee distributions as measured against our ENI operating earnings. Affiliate key employee distributions represent the share of Affiliate profits after variable compensation that is attributable to Affiliate key employee equity and profit interests holders, according to their ownership interests. At certain Affiliates, BSUS is entitled to an initial preference over profits after variable compensation, structured such that before a preference threshold is reached, there would be no required key employee distributions, whereas for profits above the threshold the key employee distribution amount would be calculated based on the key employee economic percentages, which range from approximately 20% to 40% at our consolidated Affiliates.

U.S. GAAP operating margin

U.S. GAAP operating margin equals operating income from continuing operations divided by total revenue.

Consolidated Funds

Financial information presented in accordance with U.S. GAAP may include the results of consolidated pooled investment vehicles, or Funds, managed by our Affiliates, where it has been determined that these entities are controlled by the Company. Financial results which are “attributable to controlling interests” exclude the impact of Funds to the extent it is not attributable to our shareholders.

Annualized revenue impact of net flows (“NCCF”)

Annualized revenue impact of net flows represents the difference between annualized management fees expected to be earned on new accounts and net assets contributed to existing accounts, less the annualized management fees lost on terminated accounts or net assets withdrawn from existing accounts, including equity-accounted Affiliates. Annualized revenue is calculated by multiplying the annual gross fee rate for the relevant account by the net assets gained in the account in the event of a positive flow or the net assets lost in the account in the event of an outflow and is designed to provide investors with a better indication of the potential financial impact of net client cash flows.

Hard asset disposals

Net flows in Table 1, Table 2 and Table 11 include hard asset disposals and fund distributions made by BrightSphere’s Affiliates.  This category is made up of investment-driven asset dispositions by Landmark, investing in real estate funds and secondary private equity; Heitman, a real estate manager; or Campbell, a timber manager.

Derived average weighted NCCF

Derived average weighted NCCF reflects the implied NCCF if annualized revenue impact of net flows represents asset flows at the weighted fee rate for BrightSphere overall (i.e. 41.1 bps in Q1'18). For example, NCCF annualized revenue impact of $19.0 million divided by the average weighted fee rate of BrightSphere’s overall AUM of 41.1 bps equals the derived average weighted NCCF of $4.6 billion.

n/m

“Not meaningful.”